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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                          TESORO PETROLEUM CORPORATION
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                (Name of Registrant as Specified in Its Charter)

               THE STOCKHOLDERS' COMMITTEE FOR NEW MANAGEMENT OF
                          TESORO PETROLEUM CORPORATION
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               THE STOCKHOLDERS' COMMITTEE FOR NEW MANAGEMENT OF
                          TESORO PETROLEUM CORPORATION
                          C/O WHELAN MANAGEMENT CORP.
                                8 HOLLEY STREET
                              LAKEVILLE, CT 06039

                                                                  March 12, 1996

                               TIME FOR A CHANGE
                   HELP STOP THE EROSION OF STOCKHOLDER VALUE

Dear Fellow Tesoro Petroleum Stockholder:

     We, the Stockholders' Committee for New Management of Tesoro Petroleum Corporation (the 'Committee'), are writing to you concerning a matter of mutual concern--the declining value of our common investment in Tesoro Petroleum Corporation--and to seek your assistance in redressing this situation. As described in our Consent Solicitation Statement that you should have received recently, we are seeking your consent to remove all present members of the Board, and to elect George F. Baker, Gale L. Galloway, Alan J. Kaufman, M.D., James H. Stone and Douglas B. Thompson as directors of the Company (collectively, the 'Committee Nominees').

     ALL OF TESORO'S STOCKHOLDERS HAVE BEEN WITNESS TO WHAT WE CLEARLY BELIEVE IS A FAILURE OF THE CURRENT BOARD AND MANAGEMENT TO PRODUCE SATISFACTORY RETURNS OVER THE LAST TWO YEARS. WE BELIEVE THEY HAVE FORFEITED THE RIGHT TO YOUR SUPPORT.

     In our opinion, now is the time to replace the current Board of Directors of Tesoro before further damage is done to the value of our respective investments.

                  WHAT HAS HAPPENED TO THE VALUE OF OUR STOCK?

     The consent revocation materials distributed by the Board (the 'Board's Materials') fail to address the question of singular importance to all Tesoro stockholders: WHY, UNDER THE STEWARDSHIP OF THE CURRENT BOARD OF DIRECTORS, HAS THE PRICE OF TESORO'S COMMON STOCK FALLEN OVER 30% FROM ITS HIGH OF $12 3/8 PER SHARE ON MARCH 14, 1994, TO $8 1/4 PER SHARE, YESTERDAY'S CLOSING PRICE? This is the question that stockholders want answered. All Tesoro stockholders should demand an explanation of why this happened during the current Board's watch.

                BOARD GAMES: MANAGEMENT AND DIRECTOR ENRICHMENT

     Your current directors have awarded management significant bonuses despite a decline in stockholder value and have dramatically increased their own compensation. First, in 1995, even though the price of Tesoro's Common Stock fell over 6% from $9 1/4 to $8 5/8, the chief executive officer and the four other most highly paid executives received $844,750 in discretionary bonuses in addition to their annual salaries, increasing their 1995 cash compensation by over 70% of their annual salaries. Is that any way to incentivize management or to align their interests with those of Tesoro's stockholders? Second, with respect to director compensation, in December of 1994, the Board adopted retirement benefits for non-employee directors. The Board's Materials disclose that four such directors in office in 1994 have taken or shortly will take advantage of these benefits. Although the non-employee director retirement plan provides that its purpose is to assist Tesoro in 'obtaining and retaining qualified persons to act as directors,' in fact, we believe the plan has prompted what will amount to a boardroom exodus. Third, when Michael Burke recently left his chief executive position at Tesoro and stepped down from the Board of Directors, Tesoro put together a severance package worth in total approximately $4.25 million, including payments to a company solely owned by Mr. Burke pursuant to a 'consulting' agreement and the immediate vesting of restricted stock and stock options which were immediately sold and/or exercised and sold by Mr. Burke. Was all $4.25 million necessary to have Mr. Burke leave his chief executive position and step down from the Board? THUS, IN THE RECENT PAST, KEY MEMBERS OF MANAGEMENT AND CERTAIN DIRECTORS HAVE BENEFITTED, WHILE STOCKHOLDER VALUE HAS SUFFERED.

                      THE REFINING AND MARKETING BUSINESS

     The Board's Materials attack the Committee's platform regarding the divestiture of Tesoro's refining and marketing business (the 'Refining Business'). But what is their game plan? On the one hand, we know that the Board has authorized over $50 million in capital expenditures for the Refining Business over the past four years; meanwhile, they tell us that 'a sale at current market prices would almost certainly not cover the refinery's $90 million in debt' that they put on it. Is that any way to run a company?

     It is not the Committee's intent that the Refining Business be sold at 'a fire-sale price,' as stated in the Board's Materials. The Committee's program to enhance stockholder value includes the development of a plan for the disposition of the Refining Business at the appropriate time to take advantage of the cyclical turnaround in the refining industry anticipated by analysts and industry experts.

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                           BAD LUCK OR BAD JUDGMENT?

     In September of 1995, during a two-year trough in natural gas prices, the Board authorized the sale to Coastal Corp. of Tesoro's working interests in the C, D and E units of the Bob West Field, as well as Tesoro's overriding royalty interest in the F unit, for $74 million. The interests sold represented the production from 14 wells and all reserves in the C, D and E units of the Bob West Field. Following the acquisition, Coastal estimated that only about half of the area involved in the acquisition had been developed and that they could potentially drill up to 17 additional wells. In fact, as of March 4, 1996, Coastal announced that they had successfully drilled two new wells and were commencing the completion of a third with favorable indications. WAS THE SALE OF CERTAIN OF TESORO'S INTERESTS IN THE BOB WEST FIELD TO COASTAL A SENSIBLE DIVESTITURE OR A SALE OF PART OF A TESORO CROWN JEWEL?

            THE TIME FOR CHANGE IS NOW, AND IT MUST BEGIN AT THE TOP

     This is a critical time for Tesoro. The time for change is NOW, and it must begin at the top! In our opinion, the current Board is the problem, not the solution. The Committee recommends that you act now by supporting the Committee in its effort to install a Board that will work diligently to create value for the owners of Tesoro--its stockholders. The Committee Nominees are committed to maximizing stockholder value.

                             YOUR CONSENT IS VITAL

     Your consent is important. No matter how many or how few shares you own, please help us to improve stockholder value by completing, signing, dating and mailing the enclosed WHITE Consent Card promptly.

     YOU ARE URGED TO CONSENT TO THE REMOVAL OF THE BOARD AND THE ELECTION OF THE COMMITTEE NOMINEES BY MARKING, SIGNING, DATING AND RETURNING PROMPTLY THE ENCLOSED WHITE CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. FAILURE TO EXECUTE A CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING A CONSENT.

     THE COMMITTEE URGES YOU NOT TO SIGN ANY GREEN REVOCATION OF CONSENT CARDS SENT TO YOU BY THE COMPANY. IF YOU HAVE PREVIOUSLY SIGNED A GREEN REVOCATION OF CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND AND MAY DO SO BY MARKING, SIGNING, DATING AND RETURNING A LATER-DATED WHITE CONSENT CARD.

     If your shares of Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only it can execute a Consent Card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a WHITE Consent Card to be signed representing your shares. The Committee requests that you confirm your instructions to the person responsible for your account in writing and provide a copy of such instructions to the Committee c/o Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022 so that the Committee will be aware of all instructions given and can attempt to ensure that such instructions are followed.

     If you have any questions about completing or signing the Consent Card or require assistance, including assistance in assuring that any of your shares held by brokers or other nominees are voted, please call our proxy solicitor, Morrow & Co., Inc., at (800) 634-4458.

                                         Very truly yours,

                                         /s/ Kevin S. Flannery

                                         Kevin S. Flannery, on behalf of
                                         The Stockholders' Committee for
                                         New Management of Tesoro Petroleum
                                         Corporation

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